Exhibit 23.3

Consent of Independent Auditor

I consent to the reference to my firm under the caption "Experts" and to the use of my reports dated (i) April 11, 2005 with respect to the financial statement of Point Center Mortgage Fund I, LLC; and (i) August 8, 2005 with respect to the financial statement of Point Center Financial, Inc., all of which are included in Amendment No. 8 to the Registration Statement on Form S-11, Registration No. 333-118871, and the related Prospectus of Point Center Mortgage Fund I, LLC for the registration of $500,000,000 of its units of limited liability company membership interest.

/s/ James J. Fuchs
James J. Fuchs,
Certified Public Accountant
Costa Mesa, California
January 13, 2005